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As filed with the Securities and Exchange Commission on April 27, 2012

Registration No. 333-175035

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PetroLogistics LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2890 (Primary Standard Industrial Classification Code Number)	45-2532754 (I.R.S. Employer Identification Number)

600 Travis Street, Suite 3250
Houston, TX 77002
(713) 255-5990
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

National Corporate Research, Ltd.
615 South DuPont Highway
Dover, DE 19901
(800) 483-1140
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mike Rosenwasser James J. Fox Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, NY 10103 (212) 237-0000	G. Michael O'Leary Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Common units representing limited partner interests	$845,250,000	$97,766(3)

(1)
Includes common units issuable upon exercise of the underwriters' option to purchase additional common units.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(3)
Previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the common units representing limited partner interests being registered hereby. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and The New York Stock Exchange listing fee.

SEC registration fee	$97,766
FINRA filing fee	60,500
The New York Stock Exchange listing fee	178,800
Accounting fees and expenses	1,450,089
Legal fees and expenses	2,430,785
Printing and engraving expenses	455,185
Transfer agent and registrar fees and expenses	3,500
Miscellaneous expenses	223,375

Total	$4,900,000

Item 14.    Indemnification of Directors and Officers.

        The section of the prospectus entitled "The Partnership Agreement—Indemnification" is incorporated herein by reference and discloses that we will generally indemnify our executive officers and the directors and officers of our general partner and our sponsors to the fullest extent permitted by law against all losses, claims, damages or similar events. Subject to any terms, conditions or restrictions set forth in the second amended and restated partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

        Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of PetroLogistics GP LLC, our general partner, provides for the indemnification of its directors and officers against liabilities they incur in their capacities as such. The Registrant may enter into indemnity agreements with each of its current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's limited liability company agreement and to provide additional procedural protections.

        The underwriting agreement that we expect to enter into with the underwriters, to be filed as Exhibit 1.1 to this registration statement, will contain indemnification and contribution provisions.

Item 15.    Recent Sales of Unregistered Securities.

        On June 9, 2011, in connection with the formation of PetroLogistics LP, or the Partnership, the Partnership issued (i) to PetroLogistics GP LLC, its general partner, the general partner interest in the Partnership and (ii) to Propylene Holdings LLC, the limited partner interest in the Partnership for $1,000. The issuance was exempt from registration under Section 4(2) of the Securities Act of 1933. There have been no other sales of unregistered securities within the past three years.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  The following exhibits are filed herewith:

Exhibit Number		Exhibit Title
1.1	*	Form of Underwriting Agreement.
3.1	*	Certificate of Limited Partnership of PetroLogistics LP.
3.2	*
Form of Amended and Restated Agreement of Limited Partnership of PetroLogistics LP (incorporated by reference to Appendix A to the Prospectus contained within the Registrant's Registration Statement on Form S-1).
3.3	*	Certificate of Formation of PetroLogistics GP LLC.
3.4	*	Limited Liability Company Agreement of PetroLogistics GP LLC.
4.1	*	Specimen certificate for the common units (incorporated by reference to Appendix A to the Prospectus contained within the Registrant's Registration Statement on Form S-1).
5.1	*	Opinion of Vinson & Elkins L.L.P., as to the legality of the securities being registered.
8.1	*	Opinion of Vinson & Elkins L.L.P. relating to tax matters.
10.1	*	Contribution, Conveyance and Assumption Agreement.
10.2	*	Form of Registration Rights Agreement.
10.3	*	Form of Services Agreement.
10.4	†*	Propane Sale Contract, dated May 6, 2008, between PL Propylene LLC and Enterprise Products Operating LLC.
10.5	†*	Propylene Supply Contract, dated August 12, 2009, by and between PL Propylene LLC and The Dow Chemical Company.
10.6	†*	Propylene Supply Contract, dated September 30, 2009, by and between PL Propylene LLC and Total Petrochemicals USA, Inc.
10.7	†*	Propylene Supply Contract, dated September 29, 2009, by and between PL Propylene LLC and INEOS Olefins and Polymers USA.
10.8	†*	First Amendment to Propylene Supply Contract, dated December 16, 2011, by and between PL Propylene LLC and The Dow Chemical Company.
10.9	†*	First Amendment to Propylene Supply Contract, dated January 1, 2011, by and between PL Propylene LLC and INEOS Olefins and Polymers USA.
10.10	*	Second Amendment to Propylene Supply Contract, dated January 1, 2012, by and between PL Propylene LLC and INEOS Olefins and Polymers USA.
10.11	*
Credit Agreement dated as of March 27, 2012 among PL Propylene LLC, as borrower, Propylene Holdings, LLC, the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent, Collateral Agent, Swingline Lender and Sole Lead Arranger, providing for a $350.0 million term loan facility and a $120 million revolving loan facility.
10.12	*	Form of Long Term Incentive Plan.
10.13	*	Form of Grant Award under the Long Term Incentive Plan.
10.14	*	Form of Omnibus Agreement.
21.1	*	List of Subsidiaries of PetroLogistics LP.

Exhibit Number		Exhibit Title
23.1	*	Consent of Ernst & Young LLP.
23.2	*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
23.3	*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).
23.4	*	Consent of Chemical Data.
24.1	*	Power of Attorney (included in signature page).
99.1	*	Consent of director nominee.

*
Previously filed

†
Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been separately filed with the Securities and Exchange Commission.
  (b)
  None.

Item 17.    Undertakings.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        The Registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with PetroLogistics GP LLC, our general partner, or any of its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to, PetroLogistics GP LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

        The Registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the Partnership.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Houston. Texas, on this 27th day of April, 2012.

PETROLOGISTICS LP
By:	PetroLogistics GP LLC, its general partner
By:	/s/ SHARON SPURLIN Name: Sharon Spurlin Title: Senior Vice President and Chief Financial Officer of PetroLogistics GP LLC

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SHARON SPURLIN Sharon Spurlin	Senior Vice President and Chief Financial Officer of PetroLogistics GP LLC (Principal Financial and Accounting Officer)	April 27, 2012
* David Lumpkins	Executive Chairman and director of PetroLogistics GP LLC (Principal Executive Officer)	April 27, 2012
* Nathan Ticatch	President and Chief Executive Officer and director of PetroLogistics GP LLC	April 27, 2012
* Alan E. Goldberg	Director of PetroLogistics GP LLC	April 27, 2012
* Lance L. Hirt	Director of PetroLogistics GP LLC	April 27, 2012
* Zalmie Jacobs	Director of PetroLogistics GP LLC	April 27, 2012
* Robert D. Lindsay	Director of PetroLogistics GP LLC	April 27, 2012
* Andrew S. Weinberg	Director of PetroLogistics GP LLC	April 27, 2012
/s/ SHARON SPURLIN * By Sharon Spurlin as attorney-in-fact.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES